CONFIDENTIAL PORTIONS OF THIS DOCUMENT
                                       HAVE BEEN OMITTED AND FILED SEPARATELY
                                       WITH THE SECURITIES AND EXCHANGE
                                       COMMISSION

                     AMENDED AND RESTATED LICENSE AGREEMENT

         THIS AMENDED AND RESTATED LICENSE AGREEMENT dated as of July 1, 1997 (the "Effective Date"), by and between COMPUTER-AIDED SOFTWARE INTEGRATION, INC. (the "Licensor"), a Delaware corporation, and DATANET INTERNATIONAL, INCORPORATED (the "Licensee"), a California corporation.

         WHEREAS the Licensor and the Licensee are parties to a license agreement dated as of April 30, 1997; and

         WHEREAS the Licensor and the Licensee desire to amend such agreement and to restate the agreement as so amended (as so amended and restated, this "Agreement").

         For and in consideration of the mutual covenants contained herein, it is hereby agreed by and between the undersigned, intending to be bound thereby as follows:

         I. DEFINITIONS

         A. SOFTWARE. The term "Software" means authorized copies of all of the most recent versions of the Licensor computer software programs (in both object and Source Code, as stipulated below) described in Exhibit A "Software" attached hereto, including without limitation, technical manuals, user manuals, bug reports and fixes, enhancements, upgrades, updates, sequels and technical bulletins.

         B. SOURCE CODE. The term "Source Code" means the complete instruction set for the Software, including all comments and procedural code, such as compilation switches, job control language statements and a description of the system/program generation procedure, in a form intelligible to human programmers and capable of being readily and easily translated into object code for execution on computer equipment through minimal assembly or compiling, together with all documentation to facilitate such translation, assembly and compiling; including, without limitation, programmers' notes, technical and functional specifications, flow charts, schematics, test programs, statements of principles of operations, architectural and design standards, and descriptions of data flows, data structures and control logic.

         C. LICENSEE'S BUSINESS. The term "Licensee's Business" shall mean the business of providing assembly, integration and configuration related solutions and services to equipment manufacturers, software vendors, system integrators, government and corporate entities and other businesses seeking such solutions and services.

         II. LICENSE

         In accordance with the terms herein, Licensor grants to Licensee, and Licensee accepts from Licensor, a worldwide, perpetual, nonexclusive (except as to the countries comprising South America (excluding Central America) and Malaysia where the license granted herein shall be exclusive for a term of five years from the Effective Date) and non-transferable license to reproduce, use and distribute, and reproduce, disclose to others for the purpose of maintenance, use, change, modify and otherwise prepare derivative works based on the Source Code ("License"). The License may be exercised only at Licensee's configuration centers in Los Angeles or other configuration centers in or outside of the United States where the equipment on which the Software is used is more than 50% owned by Licensee or, in the event Licensee leases the equipment, the Licensee is obligated for more than 50% of the lease payment for such equipment when used in connection with the Software (collectively "Permitted Configuration Centers"). The Software shall be used only in connection with Licensee's Business. Licensee shall not permit any third party to use the Software. A license may be temporarily transferred to back up equipment if the particular scheduled equipment is inoperative for more than one
(1) hour. Licensee may make copies, and use the Software for testing purposes.

         Licensee may exercise the License with respect to the Source Code upon and after occurrence of any of the following events (but not prior to the occurrence of such events):

         A. Licensor or Glasgal Communications, Inc. ("Glasgal") ceases doing business;

         B. Licensor or Glasgal becomes insolvent or makes a general assignment for benefit of creditors;

         C. The filing of a petition by or against Licensor or Glasgal for relief under the laws of bankruptcy;

         D. The petition of an appointment or an actual appointment of a receiver or other custodian for the business or assets of Licensor or Glasgal;

         E. Licensor or Glasgal admits in writing its inability to pay its debts generally as they become due; or

         F. Licensor materially breaches any of its obligations under this Agreement, or the Reseller Agreement between the parties, and such default or breach has not been cured. As used above, material breach is hereby defined to include, without limitation, any default or breach that results in a hinderance to Licensee's ability to operate Licensee's Business.

         III. COPIES

         The License granted herein includes the right to copy the Software in non-printed, machine readable form in whole or in part as necessary for Licensee's Business. In order to protect Licensor's trade secret and copyrights in the Software, Licensee agrees to reproduce and incorporate Licensor's trade secret or copyright notice in any copies, modifications or partial copies. Licensee shall maintain no more than three copies (or such greater number as Licensor shall reasonably consent to) of the object code for the Software for each Permitted Configuration Center at any time.

         IV. PRICE AND PAYMENT

         Licensee has paid Licensor a license fee of $[text omitted] for the Software and Source Code License, representing payment in full. As of the date hereof, $[text omitted] of such fee has been paid to Licensor by Licensee in cash, and an additional $[text omitted] of such license fee has been paid by execution and delivery by Licensee to Licensor of the promissory note attached hereto and incorporated herein by this reference as Exhibit "C" (the "Note").

         Licensor hereby agrees that prior to entering into an agreement to license the Software or Source Code to any third party for use in the countries comprising Asia, Japan, the Pacific Rim and Australia, it shall first offer Licensee the right to such license on terms and conditions, including price, equivalent to those contained in the proposed third party agreement.

         Any payment for any services or other performance by Licensor shall be payable one hundred and eighty (180) days after receipt of a correct invoice from Licensor; provided that portions of amounts disputed in good faith by Licensee will be payable upon resolution of the dispute. Unless otherwise expressly stated herein, there shall be no additional charges for any materials and services provided under this Agreement.

         V. SOFTWARE OWNERSHIP

         Licensor represents and warrants that it is the sole owner (or is an authorized licensee) of the Software and Source Code and all portions thereof and that it has the right to modify same and to grant Licensee the Software and Source Code License and that Licensee shall have no obligation or liability toward any third parties for the exercise of the License and that Licensee's use of the Software and Source Code will not infringe any third party rights in any patent, copyright, trade secret or other proprietary right.

         VI. INTENT TO COOPERATE

         Both Licensor and Licensee acknowledge that successful implementation of the Software pursuant to this Agreement shall require their full and mutual best efforts. The parties acknowledge that they shall timely fulfill their responsibilities set forth in this Agreement.

         VII. TITLE TO SOFTWARE SYSTEMS AND CONFIDENTIALITY

         The Software and all programs developed hereunder by Licensor and all copies thereof are proprietary to Licensor and title thereto remains in Licensor. All applicable rights to patents, copyrights, trademarks and trade secrets in the Software or any modifications made by Licensor shall remain in Licensor. Licensee shall not sell, transfer, publish, disclose, display or otherwise make available the Software or copies thereof to others in violation of this Agreement. Licensee agrees to take reasonable efforts to secure and protect each module, software product, documentation and copies thereof in a manner which Licensee takes to secure and protect its own software in order to maintain Licensor's rights therein and to take appropriate action by instruction or agreement with its employees or consultants who are permitted access to each program or software product to satisfy its obligations hereunder. All copies made by the Licensee of the Software and other programs developed hereunder, including translations, compilations, partial copies with modifications and updated and derivative works, are the property of Licensee. Licensee acknowledges Licensor's claim that the Software is confidential in nature and not in the public domain, that the Licensor claims all intellectual and industrial property rights granted by law therein on behalf of itself or the licensor(s) and that the Licensor does not hereby grant nor otherwise transfer any rights or ownership of the Software to the Licensee or any third party except in accordance with this Agreement. Except as otherwise expressly permitted hereunder, the Licensee agrees not to copy or otherwise reproduce the Software, in whole or in part. The Licensee further agrees to take all reasonable steps which Licensee takes to protect its own software to ensure that no unauthorized persons shall have access to the Software and that all authorized persons having access to the Software shall refrain from any such disclosure, duplication or reproduction.

         The Licensee agrees to accord the Software, and both parties agree to accord all other confidential information relating to this Agreement and each party's proprietary business information such as pricing and customer identities at least the same degree and methods of protection as such party undertakes with respect to its own confidential information, trade secrets and other proprietary data.

         The Licensee agrees not directly or through any agent or intermediary, to register, apply for registration or attempt to acquire any legal protection for the Software or any proprietary rights therein or to take any other action which would or could infringe upon the Licensor's right, title or interest in or to the Software in any jurisdiction.

         Provided that Licensor provides sixty (60) days written notice to Licensee specifically stating in sufficient detail the violation or breach and such violation or breach, capable of being cured, is not cured during this sixty
(60) day period, the Licensee acknowledges that, in the event of a breach or violation by the Licensee of its obligations under this Section 7, the Licensor may immediately terminate its performance under this Agreement without liability to the Licensee and may bring an appropriate legal action to enjoin any such breach or violation hereof.

         All copies of the Software shall retain the copyright notices and proprietary markings contained in or appearing on the master copy thereof supplied to the Licensee by the Licensor.

         VIII. USE OF TRADE NAMES AND TRADEMARKS

         Licensee hereby acknowledges Licensor's claim of ownership of the generic trade names and marks "CASI", "COMPUTER-AIDED SOFTWARE INTEGRATION", and "INTEGRATOR'S WORKBENCH PRODUCT SERIES", the Software names. Licensee further acknowledges that it shall acquire no interest therein by virtue of this Agreement or the performance by Licensee of its duties and obligations hereunder, other than the License granted to Licensee under this Agreement. Licensee agrees not to use the names "CASI" or "COMPUTER-AIDED SOFTWARE INTEGRATION", or such Software names or marks (or any confusingly similar name or symbol), in whole or in part, as part of the Licensee's business or trade name.

         The Licensee agrees to notify the Licensor promptly of any known use or registration by third parties of any trade names or marks which might infringe the Licensor's trade or Software names or marks. The Licensee acknowledges and agrees that the Licensor shall have the sole right and duty to protect such names and marks from a legal action or suit for infringement thereof.

         IX. WARRANTY

         A. The Licensor warrants that the Software will (i) conform, when operated in Permitted Configuration Centers to Licensor's current published specifications and documentation attached hereto or otherwise provided to Licensee, including without limitation, those specifications set forth in Licensor's so-called White Sheet Report; and (ii) will be free of defects which affect the Software's performance. The Licensor does not warrant that the Software will be defect or error free in all circumstances.

         B. Licensor warrants that Licensee will not be required to obtain any third-party software (other than third party operating system software) in order to operate the Software or Source Code other than that which is set forth in this Agreement and that the entering into and carrying out of the terms of this Agreement will not violate or constitute a breach of any agreement binding on Licensor.

         C. Licensor warrants that the documentation and technical materials provided by Licensor to Licensee will be accurate and complete.

         D. Licensor warrants that there is not any disabling code in the Software or Source Code which would alter, destroy, or inhibit any use of the Software or Source Code or the data contained therein.

         E. Licensor warrants that it will not terminate or attempt to terminate, by modem or by electronic means or by other means, use of the Software by Licensee in connection with any dispute.

         F. Licensor warrants that the Software is designed to operate in the year 2000 and beyond to store, calculate, process and print year 2000 dates and is coded so that the progression from the year 1999 to 2000 (and beyond) will not cause the Software to cease operating, to operate incorrectly or otherwise fail to meet its documentation.

         G. Licensor warrants that it will perform its obligations arising pursuant to this Agreement in a diligent and professional manner and in accordance with current industry standards.

         H. Licensor warrants that as of the Effective Date Licensor has no knowledge of any written notice asserting a claim which might reasonably be expected to impair Licensee's right to use the Software.

         I. Licensee must notify Licensor in writing, within twelve (12) months of delivery of the Software, or any changes or additions to the Software, to Licensee (not including delivery of any subsequent modifications to the Software), of its claim of any such defect(s) which Licensee is aware of. If the Software is defective, Licensor shall remedy such defect in accordance with the time frames set forth in Exhibit B "SOFTWARE MAINTENANCE AGREEMENT" attached hereto and incorporated herein by this reference. The Licensee agrees to provide the Licensor with information available to Licensee to allow the Licensor to remedy such defect. The Licensor is not responsible for any defect or error, which Licensee is aware of but not reported within such twelve (12) month period, or any defect or error in the Software caused by any Licensee modification, misuse or damage, except as set forth in Exhibit B. Except as set forth above, the Software is being licensed to the Licensee "AS IS" and without warranty of any kind.

         J. THE ABOVE IS A LIMITED WARRANTY AND THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE THE ONLY WARRANTIES MADE BY LICENSOR. LICENSOR MAKES AND LICENSEE RECEIVES NO WARRANTY (EXCEPT AS SET FORTH IN THIS AGREEMENT) EXPRESS OR IMPLIED AND THERE ARE EXPRESSLY EXCLUDED ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY SHALL HAVE ANY LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT FOR INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR INCIDENTAL DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, INCLUDING, WITHOUT LIMITATION ANY DAMAGE TO ANY PROPERTY OF THE LICENSEE EXCEPT IN THE CASE OF WILFUL MISCONDUCT.

         K. Correction for difficulties or defects traceable to the Licensee's errors, or systems changes or modifications made by Licensee, shall be billed pursuant to Section XVII Additional Consulting Services.

         L. Either party's liability arising out of contract, negligence, strict liability in tort or warranty shall not, except in the case of wilful misconduct, exceed the amount paid by Licensee under this Agreement.

         X. INDEMNITY

         A. Licensor hereby agrees to indemnify, defend and hold harmless Licensee, its shareholders, directors, officer, agents, employees, agents, and representatives from and against any and all claims, expenses, damages, losses, costs, fees, royalties or penalties (including reasonable attorneys' fees, costs and expenses), liability, actions made or brought against Licensee arising out of any allegation of any infringement of third party's rights, including without limitation, patent, trademark, copyright, and trade secrets arising out of or related to this Agreement, provided: (a) Licensee gives prompt written notice of such claim to Licensor, b) Licensor has sole control of the defense and settlement negotiation, on condition that Licensee may participate and appoint any counsel to participate in any defense and settlement negotiation at Licensee's expense, c) Licensee cooperates with Licensor in such defense and settlement negotiation, at Licensor's expense and d) the infringement is based on the use of the latest release of the Software made available to Licensee. In no event shall Licensee settle any such claim, lawsuit or proceeding without Licensor's prior written approval.

         If, as a result of any claim of infringement against any patent, copyright, license or other property right, Licensor is enjoined from using the Software, or if Licensor believes that the Software is likely to become the subject of a claim of infringement, Licensor at its option and expense may procure the right for Licensee to continue to use the Software, or replace or modify the Software so as to make it non-infringing, provided such replacement or modification is reasonably acceptable to Licensee. If neither of these two options is reasonably practicable or acceptable to Licensee, Licensor may discontinue the license granted herein on one hundred and twenty days (120) days' written notice and indemnify and hold Licensee harmless in accordance with the paragraph set forth immediately above. The foregoing states the entire liability of Licensor with respect to infringement of any copyrights, patents, license or other property rights by the Software or any parts thereof. Upon the occurrence of any event which triggers Licensor's obligation under this Agreement, Licensee may suspend any of its obligations under this Agreement and deposit any amount owed under this Agreement into an interest-bearing trust account pending final resolution of such claim, action or liability.

         B. Licensor shall defend, indemnify and hold harmless Licensee, and its respective directors, officers, employees and agents from and against all claims, demands, causes of action, expenses, damages, losses, costs, fees or penalties (including reasonable attorneys' fees, expenses and costs of settlement) whether based upon tort, breach of contract or otherwise of whatsoever kind and nature arising out of or on account of, or resulting in whole or part from, any misrepresentation or default in the performance of

Licensor's obligations pursuant to this Agreement, to the extent caused by any act, error or omission of Licensor, employees of Licensor, or of any other persons or entities who are directly or indirectly associated with Licensor. Licensee shall give Licensor prompt notice of any claim or liability hereby indemnified against by Licensor and thereupon Licensor shall be entitled to control, and shall assume full responsibility for, the defense of such matter. The indemnity contained herein shall not be deemed to be a waiver of or in limitation of any other rights Licensee may have.

         XI. BREACH

         Except as otherwise specifically set forth herein, Licensor shall have the right to terminate this Agreement and the license granted herein in the event Licensee is in default of its obligations under this Agreement (including those set forth immediately below); upon one hundred and eighty (180) days prior written notice detailing the reason for termination and providing an opportunity for Licensee to cure any such default during such period:

         A. In the event that Licensee, its officers or employees violates any provision of this Agreement including, but not limited to, confidentiality and payment and such violation is not cured during such period;

         B. In the event Licensee (i) terminates its business; (ii) becomes subject to any bankruptcy or insolvency proceeding (whether voluntary or involuntary) under Federal or state statute or (iii) becomes insolvent, is otherwise unable to pay its debts as they become due or becomes subject to direct control by a trustee, receiver or similar authority;

         C. In the event the Licensee assigns or transfers this Agreement or any of its rights or obligations hereunder, without the Licensor's prior written consent, which shall not be unreasonably withheld; provided however, no consent is required other than notice in the event Licensee assigns or transfers this Agreement or any of its rights or obligations hereunder to an affiliate controlled by, under common control with or controlling Licensee or a successor to all or substantially all of Licensee's assets used in Licensee's Business.

         D. Within five days after termination, Licensee will return to Licensor the Software and all copies in the form provided by Licensor or as modified by Licensee, or upon request by Licensor destroy the Software and all copies, and certify in writing that they have been destroyed. Termination shall not relieve Licensee of its obligations regarding confidentiality of the Software. Termination will be in addition to and not in lieu of any equitable remedies available to Licensor.

         Licensor shall be provided written notice by Licensee in the event of any breach or default hereunder by Licensor. Licensor shall have fifteen (15) days from receipt of such written notice to cure any such breach; provided however, licensor shall have five days from receipt of such written notice to cure the first occasion of any breach where Licensor has committed to a fixed time frame for performance as expressly set forth in this Agreement. In any such instance, time shall be considered of the essence.

         XII. TAXES

         Licensee shall, in addition to the other amounts payable under this Agreement, pay all sales and other taxes, federal, state, or otherwise, however designated, which are levied or imposed by reason of the transactions contemplated by this Agreement, other than based on the income derived from these transactions. Licensee shall pay to Licensor an amount equal to any such items actually paid, or required to be collected or paid by Licensor at the time the payment for the services performed or the License granted under this Agreement.

         XIII. HARDWARE REQUIREMENTS

         Licensee shall make available for the Software implementation, at each Permitted Configuration Center, computer equipment and software configurations equivalent to any configuration which Licensor has approved prior to or during the term of this Agreement for other licensees or customers.

         XIV. DELIVERY, INSTALLATION AND TESTING

         Licensee hereby acknowledges receipt of a previous version of the Software. The Source Code shall be delivered within three days of an event occurring under Section II that would allow Licensee access to the Source Code.

         XV. CUSTOM MODIFICATIONS

         All custom modifications to the Software, not including assisting Licensee in implementation of the Software job control language, shall be undertaken by Licensor in accordance with Section XVII Additional Consulting Services.

         XVI. GENERAL

         A. Each party acknowledges that it has read this Agreement, together with the Exhibits hereto, it understands it, and agrees to be bound by its terms, and further agrees that this is the complete and exclusive statement of the agreement between the parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral and written, between the parties relating to this Agreement. This Agreement may not be modified or altered except by written instrument duly executed by both parties.

         B. Dates or times by which Licensor is required to make performance under this Agreement shall be postponed automatically to the extent that Licensor is prevented from meeting them by causes beyond its reasonable control, but no more than thirty (30) days.

         C. This Agreement and the rights, obligations and relations of the parties hereunder shall be governed by the laws of the State of California without regard to its rules of conflicts of law. In the event any legal proceeding is brought to enforce or interpret the provisions of this Agreement the parties hereby agree to submit to the jurisdiction of the courts of Los Angeles, California, which shall be the exclusive venue for all such proceedings.

         D. If any provision of this Agreement is invalid under any applicable statute or rule of law, it is to that extent to be deemed omitted, but this Agreement shall otherwise remain in full force and effect.

         E. Neither party may sell, assign, transfer, convey, delegate, encumber or sub-license, without the prior written consent of the other party, its rights, duties or obligations under this Agreement to any person or entity, in whole or in part, which consent shall not be unreasonably withheld, except as otherwise provided in Section XI(c). Notwithstanding anything in this Agreement to the contrary, in the event of a proposed assignment or transfer of the Agreement by Licensee, and the assignee's use of the Software would materially increase beyond the anticipated future use of the Software by Licensee, i.e., an increase to at least 150% of the anticipated future use of the Software by Licensee, the Licensor shall have the right to charge such assignee an additional reasonable license fee equivalent to the fees Licensor then charges to companies that would use the Software in an amount reasonably equivalent to such assignees' anticipated usage, minus the license fee(s) paid by Licensee hereunder. In the event such assignee refuses to pay such equivalent fee, Licensor may in its sole and absolute discretion, refuse to consent to such assignment or transfer.

         F. In the event of any dispute or legal proceeding between the parties arising out of related to this Agreement or its breach, the prevailing party shall be entitled to recover from the non-prevailing party all fees, costs and expenses, including without limitation, all attorney's and expert witness fees and disbursements incurred in connection with such dispute or legal proceeding.

         G. The waiver or failure of either party to exercise in any respects any right provided for herein shall not be deemed a waiver of any further right hereunder.

         H. All notices requests, reports, submissions and other communications permitted or required to be given under this Agreement shall be deemed to have been duly given if such notice of communication shall be in writing and sent by personal delivery or by airmail, cable, telegram, telex, facsimile transmission or other commercial means of rapid delivery, postage or costs of transmission and delivery prepaid, to the parties at addresses specified herein until such time as either party hereto shall give the other party hereto not less than ten
(10) days' prior written notice of a change of address in accordance with the provisions hereof.

         XVII. ADDITIONAL CONSULTING SERVICES

         During the term of this Agreement, Licensor shall provide Licensee with various business and technical consulting services as may be requested by Licensee. Such services shall be provided subject to the following terms and conditions.

         A. Licensee shall be entitled to order services to be provided by Licensor and Glasgal (or its subsidiaries) under the terms of this Agreement. This Agreement includes the ability to require the services of any Licensor or Glasgal "without limitations" (or its subsidiaries) personnel. Such services shall be provided in a professional and workmanlike manner.

         B. Unless otherwise cancelled in writing by Licensee, Licensee agrees to pay Licensor $[text omitted] as a refundable Service Retainer Fee one week after the beginning of each two month period beginning on the Effective Date (the "Service Period") for all maintenance, installation, training, modification, support and other services to be provided by Licensor that are not being provided by Licensor pursuant to Exhibit "B". In the event that in any two month Service Period the fees for the actual services provided by Licensor total less than $[text omitted], Licensee shall subtract the remaining balance of the Service Retainer Fee and shall pay Licensor the difference as the Minimum Service Fee for the forthcoming Service Period.

If Licensee requests services during the first year after the execution date of this Agreement in excess of $[text omitted] each Service Period, after deducting any unused balance remaining from prior Service Periods, which by year end is in excess of $[text omitted] (at the Exhibit D rates) all such excess requested services will be provided by Licensor at the then current rate charged to a majority of its customers. Licensor may charge for such excess services each Service Period, subject to a year end reconciliation. To the extent total services for the year (at the Exhibit D rates) are less than $[text omitted], Licensor shall immediately refund any payments made by Licensee in excess thereof. After such year, Licensor may charge for services requested by Licensee in excess of $[text omitted] ($[text omitted] each Service Period), at its then current rates charged to a majority of its customers, again subject to an annual reconciliation and otherwise as set forth immediately above.

         C. Licensee agrees to pay all reasonable out-of-pocket expenses. Licensee shall have the option to book travel arrangements for Licensor and/or Glasgal (or its subsidiaries) personnel.

         D. Service fees that exceed the Service Retainer Fee shall be due and payable within thirty (30) days following the end of the Service Period and the receipt of invoice.

         E. Services shall be provided based upon job classifications and at the hourly rates specified in Exhibit "D" "SCHEDULE OF SERVICE CLASSIFICATIONS AND RATES" attached hereto and incorporated by this reference herein. In the event Licensee chose not to pay the Service Retainer Fee for any Service Period, Licensor has the sole option to change the rates specified in Exhibit "D" through notification, in writing, to its then current standard rates.

         F. Licensor shall submit time records in writing for each month detailing the personnel, services and time provided to Licensee by the fifth day of the following month. Licensee shall have five (5) business days to review such time records for accuracy and submit discrepancies to Licensor. Licensor shall use its best efforts to ensure that only time spent working on behalf of Licensee is reported and billed.

         G. Licensee agrees to provide Licensor with a purchase order for services to be provided under the terms herein at least three (3) days prior to the required start date for the provision of the services.

         H. Licensor hereby agrees to provide the Maintenance Services, commencing on the execution date, set forth in Exhibit "B" in consideration of the payment by Licensee to Licensor of $[text omitted] per quarter, payable within thirty (30) days of receipt of invoice. Such payment shall commence on March 1, 1998. In the event Licensee chooses not to secure Maintenance Services it will no longer be obligated to make such payment and Licensor will no longer be obligated to provide Maintenance Services.

         XVIII. TECHNICAL SUPPORT

         Licensor will deliver to Licensee any changes, updates, upgrades, or enhancements to Software (and Source Code when and if Licensee is entitled to it under the provisions of Section II hereof), including without limitation programming changes, releases, versions, and other enhancements, along with updates or revisions to technical materials and documentation to the extent that they relate to the Software and Source Code within thirty (30) days of the release to Licensor's own technical, programming, or support staff and in any event, no later than the release to any customer or licensee of Licensor or Glasgal and as otherwise set forth in Exhibit B; provided that Licensee is then current in its payment for Maintenance Services (as defined in Exhibit B). End User documentation shall be updated on diskette in Microsoft Word for Windows or such other industry standard program as mutually agreed to by the parties.

         Licensor agrees to perform technically-feasible Software programming changes requested by Licensee during the term of this Agreement, including changes to or new formats for inclusion in the Software, in a timely manner and at rates to be negotiated in good faith by the parties.

         XIX. CORPORATE GUARANTEE

         Glasgal unconditionally guarantees the performance of Licensor under the Sections entitled Warranty and Indemnity of this Agreement, including without limitation any obligation or liabilities of Licensor owed to Licensee thereunder, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Licensor may be liable individually or jointly with others, or whether recovery may be or hereafter become barred by any statute of limitations, or whether such performance may be or hereafter become otherwise unenforceable.

         Glasgal authorizes Licensee, without notice or demand and without affecting its liability under this Agreement, from time to time to (a) renew, compromise, extend, accelerate, or otherwise change, increase, or decrease Licensor's performance or the terms of this Agreement

         Glasgal waives any defense arising by reason of any disability or other defense of Licensor or by reason of the cessation from any cause whatsoever of the liability of Licensor. Until this Agreement has expired and all performance of Licensor to Licensee shall have been fully performed, Glasgal shall have no right of subrogation, and waives any right to enforce any remedy, which Glasgal now has or may hereafter have against Licensor. Guarantor waives all demands for performance, notices of nonperformance, protests, notices of protest, and of the creation, or incurring of new or additional obligation or liability of Licensor.

LICENSOR:                                   LICENSEE:

COMPUTER-AIDED SOFTWARE                     DATANET INTERNATIONAL,
INTEGRATION, INC.                           INCORPORATED


By: /s/ JAMES M. CACI                       By: /s/ JAMES UNG
   ------------------                           -------------------
Name:  James M. Caci                        Name: James Ung
Title: C.F.O.                               Title: President
Address: 12477 W. Ceder Dr.                 Address: 1304 John Reed Court
         Suite 201                                   Industry, CA 91745
         Denver, CO 80228

Glasgal Communications, Inc.                EXECUTION DATE:  September 15, 1997
as to Section XIX Corporate Guaranty only

By: /s/ JAMES M. CACI
   ------------------
Name:  James M. Caci
Title: C.F.O.
Address: 20C Commerce way
         Totowa, NJ 07054

                                    EXHIBIT A

                                    SOFTWARE

         Licensor's IWPS Configurator products, version 2.20 or higher. IWPS Configurator shall include all modules, tools and utilities produced by Licensor for use with the IWPS Configurator product line.

                                    EXHIBIT B
                         SOFTWARE MAINTENANCE AGREEMENT


                                    Article 1
                                  DEFINITIONS.

         Terms in this Maintenance Agreement which are capitalized have the meanings set forth below, or as defined elsewhere in this Agreement.

         "Error" means an instance of failure of the Software to meet the requirements of Section XI, Warranty of this Agreement. An Error is a Class 1 Error if it renders continued use of the Software commercially infeasible in Licensee's reasonable judgment. An Error is a Class 2 Error if it makes continued use of the Software seriously inconvenient and substantially reduces its value to Licensee, in Licensee's reasonable judgment. All other Errors are Class 3 Errors; in particular, all documentation shortcomings and deviations and cosmetic errors that do not have the economic consequences defined for Class 1 and Class 2 Errors shall be deemed Class 3 Errors.

                                    Article 2
                              TERM AND TERMINATION.

         2.1 TERM. Commencing upon delivery of the Software, the term for providing Maintenance Services for such Software shall be three months and shall automatically renew quarterly, unless Licensee notifies Licensor in writing of its decision to not renew.

         2.2 TERMINATION BY LICENSOR. Licensor may terminate the provision of Maintenance Services at any time, whereupon Licensee's Source Code License shall commence.

         2.3 TERMINATION BILLING. Licensor shall refund any prepaid charges for Maintenance Services pro rata from the effective date of any permitted termination. Licensee shall pay any charges for Maintenance Services rendered pro rata to the effective date of any permitted termination.

                                    Article 3
                                    CHARGES.

         Charges for Maintenance Services shall be as stated in Section XVII. Additional Consulting Services of the Agreement.

                                    Article 4
                            SERVICE RESPONSIBILITIES.

         4.1 MAINTENANCE. Licensor shall provide Licensee the maintenance services described in this Exhibit and the Agreement with respect to the Software and Source Code, including providing updates and corrections ("Maintenance Services"). Licensor shall correct all Errors reported by Licensee by means of the procedures established by this Exhibit. Maintenance Services shall be performed in a timely and professional manner by qualified maintenance technicians familiar with the Software and Source Code and its operation. Licensor shall provide, upon Licensee's request, periodic reports on the status of Maintenance Services requested by Licensee.

         4.2 SUPPORT AND RESPONSE TIME.

         (i) Licensor shall provide telephone support solely for the reporting and correction of suspected Errors ("Support") Monday through Friday, 9:30 a.m. to 5:30 p.m., Mountain Standard Time, except Licensee holidays ("Maintenance Period"). Licensor will also have personnel on call outside of the Maintenance Period during which time Licensee may request Maintenance Services. Maintenance Services, both in and outside of the Maintenance Period, shall be provided as set forth below.

         (ii) Licensor shall provide to Licensee, and keep current, a list of persons and telephone numbers ("Calling List") for Licensee to contact for Support. Such Calling List shall include: (1) the first person to contact for the answer or assistance desired, and (2) the persons in successively more responsible or qualified positions to provide the answer or assistance desired.

         (iii) If Licensee desires Maintenance Services, Licensee shall contact Licensor's telephone Support service in accordance with the Calling List. Licensor shall make best efforts to respond to Licensee's initial telephone call with off-site telephone consultation, assistance and advice relating to Support of the Software within thirty (30) minutes of Licensee's first call for Maintenance Services or, as to requests for assistance not involving suspected Class 1 or 2 Errors made outside of the Maintenance Period, within thirty (30) minutes after the start of the next day occurring during the Maintenance Period and, in any event, Licensor shall respond within two hours of such allowed response times. If Licensor fails to so respond; or if Licensee is unable, after three or more calls within a fifteen (15) minute period, to reach Licensor's telephone Support service; or if the designated person from the Calling List is not available when Licensee makes contact with Licensor to obtain consultation and assistance, then Licensee shall attempt to contact the next more responsible or qualified person on the Calling List until contact is made and a designated person responds to the call.

         (iv) After Licensee reports a suspected Class 1 or 2 Error, Licensor shall provide a correction or workaround as soon as possible. Licensee shall consult with Licensor to convey the severity of the Error. If Licensor has not diagnosed and corrected a Class 1 or Class 2 Error on the same day as Licensee's initial telephone call, Licensee shall submit to Licensor a listing of output and such other data as Licensor may request and is reasonably available to Licensee in order to reproduce operating conditions similar to those present when Licensee detected such Error.

         (v) For Class 1 Errors, Licensor shall provide a workaround reasonable in Licensee's judgment, or a correction, in any event within three days after receipt of output or other documentation of such Error. Licensor shall, upon Licensee's request, without limitation, assign fully-qualified technicians to work with Licensee at Licensee's site without interruption (i.e., 24 hours per day) until Licensor provides a workaround reasonable in Licensee's judgment, or a correction.

         (vi) For Class 2 Errors, Licensor shall provide a workaround reasonable in Licensee's judgment, or a correction, in any event within five days after receipt of output or other documentation of such Error. Licensor shall, upon Licensee's request, without limitation, assign fully-qualified technicians to work with Licensee at Licensee's site during Licensee's regular business hours until Licensor provides a workaround reasonable in Licensee's judgment, or a correction.

         (vii) For Class 3 Errors, Licensor shall correct such Error by modifying the Software no later than the next update, unless Licensor has scheduled release of such update less than thirty (30) days after Licensee's notice, in which case Licensor shall correct the Error in the following update.

         4.3 UPDATES. Licensor shall provide Licensee updates to the Software, whenever Licensor makes such updates generally available to its customers.

         4.4 CONTINUING SUPPORT. Licensee may decline to install an update or upgrade Licensor offers. In such event, Licensor shall continue the Maintenance Services for whatever version of the Software that is installed at Licensee, subject to Licensor's right to terminate this Maintenance agreement as permitted in article 2.3 TERMINATION BY LICENSOR. Licensor may charge additionally for such Maintenance Services pursuant to Section XX Additional Consulting Services provided that Licensee is more than one update or upgrade behind and continues to decline to install a prior update or upgrade that would cause the Software to be in compliance with the Warranty.

         4.5 COMPATIBILITY. Within ninety (90) days after the supplier of an operating system ("OS") in use at a Permitted Configuration Center makes a new, upgraded version or release of such OS generally available to its customers, Licensor shall deliver to Licensee, upon Licensee's request, an update to the Software and Source Code to ensure its compatibility with such new OS release, or if no update is necessary, Licensor shall so state to Licensee in writing within such ninety (90) days. Licensor may charge Licensee for such upgrade pursuant to Section XVII Additional Consulting Services. In such event, Licensee shall have the exclusive right to such upgrade and Licensor shall not be entitled to license, sell, market or distribute such upgrade to any third party.

         4.6 EARLY VERSION. Licensor shall, upon Licensee's request, provide early versions of updates or upgrades prior to general release in order to provide development feedback. Licensee, at its request, will be included in Licensor design meetings during the development cycle and Licensor shall make all reasonable efforts to include general interest features suggested by Licensee and develop the workpapers and modules that Licensee considers most important. Licensee may send a reasonable number of employees to attend end-user group meetings sponsored by Licensor. Licensee shall pay all out-of-pocket expenses associated therewith.

         4.7 TRANSITIONAL SUPPORT. If the provision of Maintenance Services to the Software covered by this Exhibit is terminated by Licensor as allowed in
Article 2.3 TERMINATION BY LICENSOR, Licensor shall give Licensee at least one hundred and eighty (180) days' prior notice, whereupon the Source Code License shall become effective.


                                    Article 5
                           LICENSEE RESPONSIBILITIES.

         5.1 SUSPECTED ERRORS. If Licensee discovers any suspected Error in the Software Licensee shall analyze the suspected Error to determine if it is the result of Licensee's misuse or misunderstanding of the Software before seeking Licensor's assistance.

         5.2 LICENSEE RESPONSIBILITY. In the event Licensor determines that the problem reported by Licensee is directly related to unauthorized alterations of the Software by Licensee, then

         (i) Licensor may charge for employee time  expended in accordance  with
Section  XVII   Additional   Consulting   Services  in  addition  to  reasonable
out-of-pocket expenses.

                                 EXHIBIT C- NOTE

THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOT BEEN REGISTERED UNDER TO SECURITIES ACT OF 1933 (THE "ACT") OR STATE SECURITIES LAWS AND NO TRANSFER OF THESE SECURITIES MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (B) PURSUANT TO AN EXEMPTION THEREFROM WITH RESPECT TO WHICH THE COMPANY MAY, UPON REQUEST, REQUIRE A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER IS EXEMPT FROM THE REQUIREMENTS OF THE ACT.

As of July 1, 1997                                               $[text omitted]

Non-Interest Bearing
Promissory Note Due March 31, 1998,


         DataNet International, Incorporated, a California corporation (together with its successors and assigns, "Issuer"), for value received hereby promises to pay to Computer-Aided Software Integration, Inc., a Delaware corporation (together with its successors, transferees and assigns, "Noteholder"), by wire transfer of immediately available funds to an account designated by Noteholder by notice to Issuer the principal sum of [text omitted] ("Note Amount"), as provided herein.

         This Note (the "Note") is delivered to Noteholder as payment in full for the license fee (the "License Fee") for the licenses and rights provided to Issuer pursuant to that certain Amended and Restated License Agreement dated as of the date hereof by and between Issuer and Noteholder (the "License
Agreement"). This Note is an amendment and restatement of, and issued in substitution for, that certain Note of the Issuer dated April 30, 1997 in favor of Noteholder in the principal amount of $[text omitted] (the "April Note"). The execution and delivery of this Note shall render the April Note null, void, canceled, terminated and satisfied in all respects, and Issuer shall have no liability in connection therewith or such execution and delivery.

         1. TERMS OF NOTE. The Note Amount shall not accrue interest and shall be due and payable in two installments (the "First Installment" and the "Second Installment," respectively), payable in the amounts and on the dates as follows:

          Payment Date                                Principal Payment
          ------------                                -----------------

First
Installment:  October 31, 1991                        $[text omitted]

Second
Installment:  February 28, 1998                       $[text omitted]

; provided, however, that:

         (i) in the event that Issuer in its sole discretion consummates a Qualified Financing (as hereinafter defined) prior to payment of the First Installment, the first $[text omitted] of proceeds of such Qualified Financing shall be immediately applied to pre-payment of the Second Installment; and

         (ii) in the event that Issuer in its sole discretion consummates a Qualified IPO (as hereinafter defined) prior to payment of the Second Installment, the first $[text omitted] of proceeds of such Qualified Financing shall be immediately applied to prepayment of the Second Installment.

For purposes of this Note, (i) a Qualified Financing shall mean a subordinated debt or equity financing transaction or a series of subordinated debt or equity financing transactions which yield gross proceeds to the Issuer or any of its subsidiaries of at least $1,000,000, and (ii) a Qualified IPO shall mean an initial underwritten offering by the Issuer of its securities to the public pursuant to a registration statement filed with the Securities Exchange Commission under the Securities Act of 1933, as amended.

         Whenever any payment of this Note shall be stated to be due on a day, which is not a Business Day, such payment shall be made on the next succeeding Business Day. For purposes of this Note, "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

         2. EVEN OF DEFAULT DEFINED: ACCELERATION OF PAYMENT. In case one or more of the following events ("Events of Default") (if it shall be voluntary or pursuant to any final judgment, decree or order of any court or any final order of any administrative or governmental body) shall have occurred and be continuing:

         (a) Failure on the part of Issuer to pay any installment under this Note when due at maturity, upon acceleration or otherwise and such default continues for a period of more than thirty (30) days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Default" hereunder and demanding that Issuer remedy the same, shall have been given by registered or certified mail, return receipt requested, to Issuer; or

         (b) Material failure on the part of Issuer duly to observe or perform any of the material covenants or agreements on the part of Issuer contained in the License Agreement, for a period of thirty (30) days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Default" hereunder and demanding that Issuer remedy the same, shall have been given by registered or certified mail, return receipt requested, to Issuer; or

         (c) A material final judgment or order (not covered by insurance) for the payment of money in excess of $500,000 shall be rendered against Issuer (treating any deductibles as not so covered) sill rendered against Issuer and such judgment or order shall continue unsatisfied, unstayed or unappealed (by filing of motion after judgment or order or filing of appeal to higher governmental authority) for a period of 30 days; or

         (d) Issuer makes an assignment for benefit of creditors involving all of its assets; or

         (e) Issuer pursuant to or within the meaning of title 11, U.S. Code or any succeeding federal law ("Bankruptcy Law"):

                  i) Commences a voluntary case or proceeding, which is not dismissed within ninety (90) days of commencement,

                  ii) Consents to the entry of an order for relief against it effectuating the transfer of all of its assets in an involuntary case or proceeding, unless such case or proceeding is dismissed within ninety (90) days of commencement, or

                  iii) Consents to the appointment of any receiver, trustee, assignee for the benefit of creditors, liquidator or similar official under any Bankruptcy Law (a "Custodian") for it or for all or substantially all of its property, which Custodian is not removed within ninety (90) days of appointment, or

                  iv) A court of competent jurisdiction enters a final order or decree under any Bankruptcy Law that:

                  v) Is for relief against Issuer effectuating the transfer of all of its assets in an involuntary case or proceeding, unless such case or proceeding is dismissed within ninety (90) days,

                  vi) Appoints a Custodian of Issuer for all or substantially all of the property of Issuer, which Custodian is not removed within ninety (90) days of appointment, or

                  vii) Orders the complete liquidation of all of the assets of Issuer,

         And such order or decree remains unstayed or unappealed (by filing of motion after judgment or order or filing of appeal to higher governmental authority) and in effect for 60 days;

         Then, (i) in each case where a material Event of Default occurs (other than a material Event of Default under Section 3(e) or 3(f) hereof), the Noteholder, by thirty (30) days notice in writing to Issuer (the "Acceleration Notice"), may declare the aggregate Note Amount to be due, and upon the passage of such thirty (30) days, the same shall become due; provided that if a material Event of Default under Section 3(e) or 3(f) occurs, the Note Amount shall become and be immediately due upon receipt of written notice of such default to Issuer on the part of the Noteholder. Subject to Section 7 below, the Noteholder may exercise this option to accelerate on the terms of this Note during any default by Issuer regardless of any prior forbearance.

         Upon the occurrence of, and during the continuation of, any material Every of Default (or, in the case of those Events of Default with allotted cure periods, upon expiration of the allotted cure period of such material Event of Default) the principal amount of this Note shall bear interest at a rate of [text omitted]% per annum (the "Default Interest").

         3. DEFAULT BY NOTEHOLDER OR GLASGAL. If Noteholder or Glasgal Communications, Inc. or any of its subsidiaries or affiliates (collectively, "Glasgal") breaches the License Agreement or any other agreement by and among Issuer and Noteholder and/or Glasgal, then this Note shall be immediately rendered null, void, canceled, terminated and satisfied in all respects, and Issuer shall have no liability in connection therewith after such execution and delivery.

         4. PREPAYMENT. The Issuer may prepay the unpaid principal balance of this Note in whole or in part, without penalty at any time. The principal amount of this Note may be prepaid only in cash.

         5. TRANSFER. This Note is assignable and transferable by Noteholder only with the consent of Issuer and only upon compliance with the provisions of
Section 2 above, and by Issuer with Noteholders consent.

         6. NO WAIVER. No failure on the part of Noteholder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right hereunder. The remedies herein provided have been negotiated by the parties, are cumulative and are exclusive of any other remedies provided by law.

         7. NO COLLECTION. Notwithstanding any provision of Section 3 of this Note, the License Agreement or otherwise, no suit may be brought to collect this Note or for payment of the License Fee; instead, Noteholder shall only be able, and its exclusive remedy for any default under this Note or the failure to pay the License Fee shall be to apply the entire amount due hereunder to payment for the Common Stock of the Issuer pursuant to the terms of that certain Warrant Agreement of even date herewith by and between the Issuer and the Noteholder.

         8. AMENDMENT. No amendment or waiver of any provision of this Note, nor consent to any departure by the Issuer herefrom, shall in any event be effective unless the same shall be in writing and signed by Noteholder and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         9. MISCELLANEOUS. This Note shall be governed by and be construed in accordance with the laws of the State of California without regard to the conflicts of law rules of such state. Issuer hereby assents to extensions of the time of payment, or forbearance or other indulgence without notice. The Section headings herein are for convenience only and shall not affect the construction hereof. After delivery of an indemnity in form and substance reasonably satisfactory to Issuer, Issuer agrees to issue a replacement Note if this Note has been lost, stolen, mutilated or destroyed.

         10. NOTICES. All notices, requests and other communications to either party hereunder shall be in writing by nationally recognized overnight mail carrier, certified mail, return receipt requested or facsimile and shall be given,

         If to Issuer to:

         Data Net International, Incorporated
         1304 John Reed Court
         City of Industry, California 91745
         Attn:  Maxwell Riazi
         Fax:   (805) 492-4294

         If to Noteholder:

         Computer-Aided Software Integration, Inc.
         c/o Glasgal Communications, Inc.
         20C Commerce Way
         Totowa, New Jersey 07512
         Attention:  Chief Financial Officer
         Telephone:  (201) 890-4800
         Fax:        (901) 890-2888
         with a copy (which shall not constitute notice) to:

         Olshan Grundman Frome & Rosenzweig LLP
         505 Park Avenue
         New York, New York 10022-1170
         Attention:  Robert H. Friedman, Esq.
         Telephone:  (212) 753-7200
         Fax:        (212) 755-1467

         If to Glasgal

         Glasgal Communications, Inc.
         20C Commerce Way
         Totowa, New Jersey 07519
         Attention:  Chief Financial Officer
         Telephone:  (201) 890-4800
         Fax:        (201) 890-2888

         Any notice sent by nationally recognized mail carrier shall be deemed to be delivered to the address shown on the mailing receipt upon actual receipt by the recipient. Any notice sent by certified mail, return receipt requested, shall be deemed to be delivered 3 days after mailing. Any notice sent by facsimile shall be deemed delivered upon the receipt by sender of written confirmation of transmission so long as within 24 hours such notice is also sent by regular mail to the appropriate address written above.

         IN WITNESS WHEREOF, Issuer has caused this Note to be executed as of the date first above written.

                                   DATANET INTERNATIONAL, INCORPORATED


                                   By:
                                       ---------------------------------
                                       Name:
                                       Title:

Agreed and Accepted:

Computer-Aided Software Integration, Inc.

By:
   ---------------------------------
   Name:
   Title:


Dated:
      ---------------------------------

                                    EXHIBIT D

                 "SCHEDULE OF SERVICE CLASSIFICATIONS AND RATES"

SERVICE TYPE                  JOB CLASS                    HOURLY RATE
Management Consulting         Principal                    $[Text Omitted]
Software Development          Programmer                   $[Text Omitted]
Technical Consulting          Consulting Engineer          $[Text Omitted]
Deployment                    Technician (Std Hours)       $[Text Omitted]
                              Technician (Overtime)        $[Text Omitted]
                              Technician (Holidays)        $[Text Omitted]





         The above rates reflect a preferred rate.

         The above rates may be adjusted by Licensor on each anniversary of the execution date of this Agreement, upon at least 60 days prior written notice to Licensee, to rates no higher than the lowest effective rate for each category of Job Class (or functionally equivalent Job Class) charged by Licensor to Licensor's then most favored customers.

         The above rates shall be adjusted by Licensor one year after the execution date of this Agreement, and shall thereafter continue to be adjusted, as and when necessary to reduce (but not increase) such rates to the lowest effective rate for each category of Job Class (or functionally equivalent Job Class) then charged by Licensor to Licensor's then most favored customers.